Exhibit 99.1

                                News Release

 For: Republic Security Financial Corporation
      West Palm Beach, Florida 33407

                  REPUBLIC SECURITY FINANCIAL CORPORATION
                                    AND
                       FIRST PALM BEACH BANCORP, INC.
       ANNOUNCE THE ACQUISITION OF FIRST PALM BEACH BANCORP, INC. BY
                   REPUBLIC SECURITY FINANCIAL CORPORATION

      WEST PALM BEACH, FL. MAY 28, 1998 - REPUBLIC SECURITY FINANCIAL CORPORATION (NASDAQ:RSFC), a West Palm Beach, Florida-based bank holding company and parent to Republic Security Bank announced today the execution of a definitive agreement for Republic to acquire First Palm Beach Bancorp, Inc. ("First Bank"), West Palm Beach, Florida, parent company of First Bank of Florida. First Bank is a $1.8 billion thrift holding company whose subsidiary bank operates 51 branch offices in Palm Beach, Martin, Broward, Dade and Lee counties.

      First Bank has total assets of approximately $1.8 billion, loans of $1.0 billion, deposits of $1.3 billion and stockholders' equity of $117 million. Republic Security Financial Corporation will issue approximately
 21.3 million shares of its common stock for all outstanding shares of First Bank in a tax free exchange accounted for as a pooling-of-interests. The definitive agreement provides for a fixed exchange ratio whereby shareholders of First Bank will receive 4.194 shares of Republic stock for each share of First Bank, subject to adjustment under certain circumstances. Based on Republic's closing price of $13.125 per share on May 27, 1998, the consideration represents approximately $55.05 per First Bank share for an aggregate transaction value of approximately $279.3 million.

      In connection with the execution of the definitive agreement, First Bank has granted to RSFC an option to puchase 19.9% of First Bank's outstanding common stock. The transaction is subject to approval by shareholders of each company, the State of Florida Banking Department and the Federal Reserve. The transaction is expected to close in the fourth quarter of 1998. On a pro forma basis as of March 31, 1998, Republic Security Financial Corporation has total assets of approximately $2.8 billion, total stockholders' equity of approximately $205 million and more than 45.3 million shares of common stock outstanding. The holding company will do business through 83 branch offices in Palm Beach, Martin, Broward, Dade and Lee counties, Florida.

      The transaction is expected to be immediately accretive to tangible book value and earnings accretive during fiscal year 1999, the first full year of combined operations. Cost savings are expected to be approximately 24% of projected First Bank non-interest expense in 1999 or $9.1 million. No revenue enhancements are assumed in the projections. A one-time charge of approximately $33.0 million is expected due to merger related charges and restructuring costs.

      "We are delighted with this merger for customers, shareholders and employees as it will combine two strong companies serving Florida's top three banking markets and more", said Rudy Schupp, Chairman of Republic Security Financial Corporation. "First Bank and Republic Security Bank have each developed franchises in near identical markets offering opportunities for efficiencies and future performance that suggest a powerful banking franchise when combined. Each bank brings to the table expertise and value, including First Bank's innovative supermarket banking platform in Albertsons and Winn Dixie stores. This supermarket banking effort is very complimentary to Republic Security Bank's PC Banking and other electronic banking delivery systems and complimentary to the combined bank's large branch network", said Schupp.

      "The acquisition of First Bank expands Republic's already strong Franchise in Palm Beach, Broward and Dade counties while expanding Republic's franchise into Martin and Lee counties. This acquisition produces a unique franchise in the lucrative Southeast Florida banking market. The pro forma company will be the largest independent commercial bank headquartered in Florida", said Schupp.

      "Our affiliation represents an excellent opportunity to enhance our shareholders' value, deliver more services to our customers and join a strong local bank that shares our operating philosophy", said, Louis O. Davis, Jr., Chief Executive Officer, President and Director of First Bank.

      Republic Security Financial Corporation, with total assets of $1.0 billion, deposits of $753 million and stockholders' equity of $88 million at March 31, 1998, is the holding company for Republic Security Bank, operating 32 full service banking offices headquartered in Palm Beach County, Florida. The proposed acquisition of First Bank represents Republic's eighth acquisition since 1992.

      First Palm Beach Bancorp, Inc. is the parent of First Bank of Florida and is the largest locally based thrift institution in Palm Beach County, Florida. With assets of approximately $1.8 billion, First Palm Beach Bancorp, Inc. serves the communities of Palm Beach, Martin, Broward, Dade and Lee counties through the bank's 51 full service branches and 3 loan production offices.

      Republic Security Financial Corporation's Common Stock is traded on the over-the-counter market and quoted on the NASDAQ National Market System under the symbol RSFC. The stock of First Palm Beach Bancorp, Inc. is listed on NASDAQ under the symbol FFPB.

      An investors conference call is scheduled for today at 10:00 a.m. EST. To participate in the call, dial (800) 553-0288. For a copy of the investor package, please call John Taylor, Investor Relations Manager at
 (561) 881-5333 extension 309.

 Statements made in this release that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause future results to vary materially from current expectations include, but are not limited to, changes in interest rates, competition by larger financial institutions, legislation and regulatory changes and changes in the economy generally and in business conditions in the South Florida market and management's ability to timely integrate the Companies.